File No.  33-22970
                                                               Filed pursuant to
                                                              Rule 424(b)(3) and
                                                                     Rule 424(c)

PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus dated September 16, 1996)


                                 206,158 Shares


                                  PepsiCo, Inc.

                                  CAPITAL STOCK
                        (Par Value 1-2/3 Cents Per Share)


        This Prospectus Supplement supplements the accompanying Prospectus and relates to an aggregate of 206,158 shares of Capital Stock, par value 1-2/3 cents per share ("Capital Stock"), of PepsiCo, Inc. ("PepsiCo"), offered by or for the account of certain non-employee directors of PepsiCo (the "Selling Stockholders") in order to permit such person to sell or otherwise dispose of such securities from time to time. Certain information concerning the Selling Stockholders and their ownership of PepsiCo Capital Stock is set forth in this Prospectus Supplement under the caption "SELLING STOCKHOLDERS".


             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS
                   THE COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


        No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by PepsiCo. Neither this Prospectus Supplement nor the accompanying Prospectus constitutes an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Neither delivery of this Prospectus Supplement or the accompanying Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.




             The date of this Prospectus Supplement is June 1, 1999

        Set forth below is certain information with respect to the Selling Stockholders, which information supersedes in its entirety the information under the heading "Selling Stockholders" in the accompanying Prospectus.

                              SELLING STOCKHOLDERS

        Each of the Selling Stockholders has been a director of PepsiCo since June 1996, except for Mr. Peter Foy, who was elected to PepsiCo's Board July 24, 1997. The address for each Selling Stockholder is c/o PepsiCo, Inc., 700 Anderson Hill Road, Purchase, New York 10577.

--------------------------- -------------- --------------- ----------------- -------------
                                              Shares/
                               Shares of      Options          Shares/          Total
                                Capital      Previously        Options        Shares of
                                 Stock        Received         Received        Capital
                              Beneficially   Pursuant to    Pursuant to the     Stock
                                 Owned*       the Plan      Plan in 1998**     Offered
--------------------------- -------------- --------------- ----------------- -------------

John F. Akers                  42,916         14,904            10,954          25,858
Robert E. Allen                15,168         11,376             1,992          13,368
Peter Foy                       8,134          3,442             1,992           5,434
Ray L. Hunt                    42,490          7,036            10,954          17,990
John J. Murphy                 32,037         24,454             3,983          28,437
Sharon Percy Rockefeller       77,256         25,308            10,954          36,262
Franklin A. Thomas             12,019          7,036             3,983          11,019
P. Roy Vagelos                 54,626         13,672            10,954          24,626
Arnold R. Weber                49,044         41,172             1,992          43,164
                              -------        -------            ------         --------
                              333,690        148,400            57,758         206,158
--------------------------- -------------- --------------- ----------------- -------------


* These figures represent the number of shares of PepsiCo Capital Stock beneficially owned by each non-employee director as of June 1, 1999, including the total number of shares, or currently exercisable options to purchase shares, of PepsiCo Capital Stock received under the Plan.

** These amounts reflect currently exercisable options and shares of stock which were granted in 1998.